Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Wayside Technology Group, Inc. and Subsidiaries on Form S-8 (Nos. 333-184573, 333-136211, and 333-72249) of our reports dated March 15, 2018, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017, and the effectiveness of Wayside Technology Group, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2017, which reports are included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

Iselin, New Jersey
March 15, 2018